Exhibit 14.1

RADIUM VENTURES INC.

CODE OF BUSINESS CONDUCT AND ETHICS AND COMPLIANCE PROGRAM

Adopted July 27, 2004

The upholding of a strong sense of ethics and integrity is of the highest importance to Radium Ventures Inc. (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct and Ethics and Compliance Program embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, consultants, customers, lenders and other stakeholders. The Company's Code of Business Conduct and Ethics and Compliance Program addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all its directors, officers, employees and consultants, to whom the Company's Code of Business Conduct and Ethics and Compliance Program is applicable, will conduct themselves in accordance with the standards established herein.

The Company's Code of Business Conduct and Ethics and Compliance Program outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues, which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Company's Code of Business Conduct and Ethics and Compliance Program employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

Directors, officers and employees of the Company are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" is an activity that it inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve. Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, the Company's corporate secretary or the Company's outside legal counsel.

Interest in Other Businesses: All Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Permission must be obtained from the Company's president before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships.

Outside Directorships: All Company's directors, officers and employees may serve on the boards of directors of other profit-making organizations so long as those other companies are not in direct competition with the Company.. Direct competition does not include being in the same type of resource industry business as the Company, and directors, officers and employees are not obliged to refer to the Company every opportunity they may have in the Company's area of the resource industry.

Individuals who serve as directors of other companies may retain any compensation earned from that outside directorship without accounting for same to the Company. Individuals may receive compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization, so long as the individual discloses the compensation to the Company. All individuals must recuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

Proper Payments: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel should where possible avoid a direct reporting relationship with a family member. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission and other relevant regulatory authorities be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements.

The Chief Executive Officer and the Chief Financial Officer of the Company have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the Chief Financial Officer and all Company personnel must:

  Act with honesty and integrity

  Provide information that is accurate, complete, objective, fair and timely

  Comply with rules and regulations of federal, state and local governments and other relevant public and private regulatory authorities

  Act in good faith with due care, competence and due diligence

  Respect the confidentiality of information acquired in the course of the performance of one's duties

  Promote ethical and proper behavior in the work environment

  Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law of the Company's Code of Business Conduct and Ethics

INSIDER TRADING

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

  Financial results

  Projections of future earnings or losses

  Major contract awards, cancellations or write-offs

  Joint ventures with third parties

  Research, exploration or development milestones

  News of a pending or proposed merger or acquisition

  News of the disposition of material assets

  Impending bankruptcy or financial liquidity problems

  Gain or loss of a substantial customer or supplier

  New product announcements or resource discoveries of a material nature

  Significant pricing changes

  Stock splits

  New equity or debt offerings

  Significant litigation exposure due to actual or threatened litigation

  Changes in senior management

  Capital investment plans

  Changes in dividend policy

Trading on Material Nonpublic Information: With certain limited exceptions, no officer or director of the Company, no employee of the Company or its subsidiaries and no consultant or contractor to the Company or any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company, and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The term "trading day" shall mean a day on which national stock exchanges and the NASDAQ National Market are open for trading.

Tipping: No insider shall disclose ("tip") material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company's securities.

Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company's securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the policy of the Company that all communications with the press be handled through the Company president.

Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

Applicability of Insider Trading Regulations to Securities of Other Companies: The insider trading guidelines described herein also apply to material nonpublic information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. All employees and consultants should treat material nonpublic information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.

Duty to Report Inappropriate and Irregular Conduct

All employees and consultants, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee or consultant who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the Company's Audit Committee. Any failure to report in appropriate or irregular conduct of others is a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Company's Code of Business Conduct and Ethics and Compliance Program of another.

Please refer to the Company's Insider Trading Compliance Manual. Any further inquiries relating to insider trading laws should be directed to the Company's corporate secretary or the Company's outside counsel.

ENVIRONMENTAL AND OPERATIONAL ISSUES

The Company will use reasonable efforts to comply with best practices as they relate to mining and mining exploration environmental issues. In particular Company officials will where practical seek guidance from knowledgeable participants and obtain governmental or other regulatory guidelines on environmental conduct of mining operations so as to be familiar with and follow as much as practicable such guidelines.

All employees, consultants and subcontractors of the Company will be given strict instructions to follow all environmental laws applicable to the operations of the Company at all times. All employees, consultants and subcontractors will be encouraged to report any violation of such laws to the President upon their first opportunity.

POLITICAL CONTRIBUTIONS

No assets of the Company, including the time of Company personnel, the use of Company premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party or ballot measure without the written permission of the president of the Company.

COMPLIANCE PROGRAM

In order to implement the principles of the Company's Code of Business Conduct and Ethics and to establish a Compliance Program, the Company has adopted the following policies:

Size of the Board: The Board will periodically review the appropriate size of the Board.

Independent Directors: It is the policy of the Company that at least two of the directors will be non-employees and non-officers of the Company and will otherwise meet the appropriate standards of independence. In determining independence, the Board will consider the definition of "independence" under the relevant rules and regulations of the Securities and Exchange Commission and the stock exchange or market on which the Company's shares are listed for trading.

Management Directors: The Board anticipates that the Company's Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

Chair; Lead Independent Director: The Board will periodically appoint a Chair. Both independent and management directors, including the CEO, are eligible for appointment as the Chair. The Chair or one of the independent directors (if the Chair is not an independent director) may be designated by the Board to be the "lead independent director." The lead independent director may periodically help schedule or conduct separate meetings of the independent directors.

Selection of Board Nominees: The Board will be responsible for the selection of candidates for the nomination of all Board members. The Nominating and Corporate Governance Committee, if constituted, shall recommend candidates for election to the Board.

Board Membership Criteria: The Board's policy is to encourage selection of directors who will contribute to the Company's overall corporate goals of responsibility to its shareholders and other stakeholders.

Independent Directors' Discussions: It is the policy of the Board that the independent directors, under the direction of the lead independent director, may meet separately without management directors at least once per year to discuss such matters as the independent directors may consider appropriate. The Company's independent auditors, outside legal counsel, finance staff, legal staff and other employees may be invited to attend.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company's executive management will afford each Board member full access to the Company's records, information, employees, outside auditors and outside counsel.

Board Committees: The Board shall have three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. From time to time, the Board may establish additional committees.

Committee Member Selection: The Board will designate the members and Chairs of each committee. The membership of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee shall meet all applicable criteria of the rules and regulations of the Securities and Exchange Commission and the stock exchange or market on which the Company's shares are listed for trading.

Committee Functions: The Board of Directors shall adopt a Committee Charter for each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee which shall provide the structure and guiding principles of such committees. The full authority and responsibilities of each committee are fixed by resolution of the full Board of Directors and the Committee Charter. The following is a brief summary of the authority of each committee:

    Audit Committee. Review the Company's financial procedures and controls; monitor financial reporting and select and meet with independent auditors.

    Compensation Committee. Review and approve compensation arrangements for the Company's executive officers and awards under employee benefit plans, including the Company's stock option plans.

    Nominating and Corporate Governance Committee. Recommend to the full Board candidates for election to the Board and changes to governance policies.

Insider Trading Compliance: The Board of Directors shall adopt an Insider Trading Compliance Program for the purposes of educating and ensuring the all subject persons are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. The Company will, within reason, endeavor to make the Company's outside legal counsel available to Company personnel with respect to any insider trading questions or issues.

Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve the Company's executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company's financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Access to Outside Counsel: The Company will, within reason, endeavor to provide Company personnel access to the Company's outside legal counsel with respect to any matter which may arise relating to the Company's Code of Business Conduct and Ethics and Compliance Program.